Exhibit 99.1

TransDigm Group Reports Fiscal 2017 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 9, 2017/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter and fiscal year ended September 30, 2017.

Highlights for the fourth quarter and fiscal year include:

•	Fourth quarter net sales of $923.9 million, up 5.6% from $875.2 million;

•	Fourth quarter net income from continuing operations of $184.1 million, up 19.1% from $154.7 million;

•	Fourth quarter earnings per share from continuing operations of $2.21, down 20.2% from $2.77;

•	Fourth quarter EBITDA As Defined of $460.1 million, up 8.7% from $423.3 million;

•	Fourth quarter adjusted earnings per share of $3.48, up 5.8% from $3.29;

•	Fiscal 2017 net sales of $3,504.3 million, up 10.5% from $3,171.4 million;

•	Fiscal 2017 net income from continuing operations of $628.5 million, up 7.2% from $586.4 million;

•	Fiscal 2017 earnings per share from continuing operations of $8.45, down 18.7% from $10.39;

•	Fiscal 2017 EBITDA As Defined $1,710.6 million, up 14.4% from $1,495.2 million; and

•	Fiscal 2017 adjusted earnings per share of $12.38, up 7.7% from $11.49.

During the fourth quarter of 2017, TransDigm began the process of disposing of our Schroth operations in connection with an agreement with the Department of Justice. Accordingly, the Schroth results are presented as discontinued operations, and as such, $10.1 million of net sales are excluded from continuing operations for the quarter and $24.6 million of net sales are excluded for the full fiscal year. Schroth was previously acquired in February 2017.

Net sales for the quarter, which excludes $10.1 million of net sales from discontinued operations, rose 5.6%, or $48.7 million, to $923.9 million from $875.2 million in the comparable quarter a year ago. Organic net sales growth was 2.7%.

Net income from continuing operations for the quarter rose 19.1% to $184.1 million, or $2.21 per share, compared to $154.7 million, or $2.77 per share, in the comparable quarter a year ago. Earnings per share were reduced in the quarter by $1.15 per share representing dividend equivalent payments made during the quarter.The increase in net income primarily reflects the increase in net sales described above, lower acquisition related costs and improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense.

Net loss from discontinued operations in the quarter was $30.7 million, or $0.56 loss per share.

Adjusted net income for the quarter rose 3.8% to $190.7 million, or $3.48 per share, from $183.6 million, or $3.29 per share, in the comparable quarter a year ago.

EBITDA for the quarter, which excludes $0.9 million from discontinued operations, increased 13.1% to $436.0 million from $385.4 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 8.7% to $460.1 million compared with $423.3 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 49.8%.

As previously reported, during the quarter TransDigm issued a new $1.8 billion first lien term loan and also drew $100 million on its accounts receivable securitization facility. The proceeds were used, together with cash on hand, to repay $1.2 billion of its existing tranche C term loans and to fund a $22 per share special dividend and related payments.
Year-to-Date Results

Fiscal 2017 net sales, which excludes $24.6 million from discontinued operations, rose 10.5% to $3,504.3 million from $3,171.4 million in the comparable period last year. Organic net sales growth was 2.4%.

Fiscal 2017 net income from continuing operations increased 7.2% to $628.5 million, or $8.45 per share, compared with $586.4 million, or $10.39 per share, in the comparable period last year. The increase in net income primarily reflects growth in net sales described above, lower acquisition-related costs and improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense due to an increase in the weighted average level of outstanding borrowings to $11.0 billion from $8.8 billion outstanding in the comparable period last year, higher refinancing costs and higher effective tax rate.

Net loss from discontinued operations in fiscal 2017 was $31.7 million, or $0.57 per share.

Earnings per share were reduced in both 2017 and 2016 by $2.87 per share and $0.05 per share, respectively, representing dividend equivalent payments made during each fiscal year.

Fiscal 2017 adjusted net income rose 6.5% to $687.5 million, or $12.38 per share, from $645.3 million, or $11.49 per share, in the comparable period a year ago.

Fiscal 2017 EBITDA , which excludes $3.0 million from discontinued operations, increased 15.1% to $1,581.0 million from $1,373.6 million for the comparable period a year ago. EBITDA As Defined for the period increased 14.4% to $1,710.6 million compared with $1,495.2 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 48.8%.

“We are pleased with our overall operating results for both the quarter and full fiscal year despite some modest puts and takes,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “For the full year, our commercial transport aftermarket revenues were up in the mid single-digit percentage range despite weakness in our interior businesses. This was partially offset by continuing weakness in our business jet and helicopter aftermarket revenues. Commercial OEM revenues were slightly softer, however our defense revenues grew more than originally anticipated. Our full fiscal year EBITDA As Defined margin of 49% was strong and up almost two margin points over the prior year, reflecting the power of our consistent and strict operating focus.”

He continued, “In Fiscal 2017, as part of our regular capital allocation focus, we returned approximately $3 billion to our shareholders through a combination of special dividends and share repurchases.  We ended the year with approximately $650 million in cash and have over $1 billion of liquidity available to us with our undrawn revolver and capacity under our credit agreement. This strong liquidity position grows throughout the year and provides us with adequate financial flexibility to support continued growth and pursue acquisition opportunities.”

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

During Fiscal 2017, TransDigm repurchased 1,723,624 shares of its common stock with a weighted average per share price of $226 at an aggregate cost of approximately $390 million.

Fiscal 2018 Outlook
Assuming no acquisitions and based upon current market conditions, TransDigm expects fiscal 2018 financial guidance to be as follows:

•	Net sales are anticipated to be in the range of $3,645 million to $3,725 million compared with $3,504 million in fiscal 2017;

•	Net income from continuing operations is anticipated to be in the range of $702 million to $738 million compared with $597 million in fiscal 2017;

•
Earnings per share from continuing operations are expected to be in the range of $11.61 to $12.25 per share based upon weighted average shares outstanding of 55.6 compared with $7.88 per share in fiscal 2017;

•	EBITDA As Defined is anticipated to be in the range of $1,805 million to $1,855 million compared with $1,711 million in fiscal 2017; and

•	Adjusted earnings per share are expected to be in the range of $12.78 to $13.42 per share compared with $12.38 per share in fiscal 2017.
Mr. Howley stated, "Our fiscal 2018 guidance assumes that our commercial aftermarket and OEM revenues will grow in mid single-digit percentage range, and defense revenues up in the low to mid single-digit percentage range."

Please see the attached table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2018.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on November 9, 2017, beginning at 11:00 a.m., Eastern Time. To join the call, dial (888) 558-9538 and enter the pass code 1759449. International callers should dial (760) 666-3183 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (855) 859-2056 and entering the pass code 1759449. International callers should dial (404) 537-3406 and use the same pass code.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2018 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 1
SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
NET SALES	$923,885	$875,223	$3,504,286	$3,171,411
COST OF SALES	392,646	390,904	1,519,659	1,443,348
GROSS PROFIT	531,239	484,319	1,984,627	1,728,063
SELLING AND ADMINISTRATIVE EXPENSES	104,898	111,347	415,575	382,858
AMORTIZATION OF INTANGIBLE ASSETS	18,404	23,971	89,226	77,445
INCOME FROM OPERATIONS	407,937	349,001	1,479,826	1,267,760
INTEREST EXPENSE - NET	156,603	139,767	602,589	483,850
REFINANCING COSTS	3,871	140	39,807	15,794
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	247,463	209,094	837,430	768,116
INCOME TAX PROVISION	63,316	54,426	208,889	181,702
INCOME FROM CONTINUING OPERATIONS	$184,147	$154,668	$628,541	$586,414
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(30,689)	—	(31,654)	—
NET INCOME	$153,458	$154,668	$596,887	$586,414
NET INCOME APPLICABLE TO COMMON STOCK	$90,172	$154,668	$437,630	$583,414
Net earnings per share:
Net earnings per share from continuing operations--basic and diluted	$2.21	$2.77	$8.45	$10.39
Net loss per share from discontinued operations--basic and diluted	(0.56)	—	(0.57)	—
Basic and diluted	$1.65	$2.77	$7.88	$10.39
Cash dividends paid per common share	$22.00	$—	$46.00	$—
Weighted-average shares outstanding:
Basic and diluted	54,796	55,832	55,530	56,157

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 2
SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$153,458	$154,668	$596,887	$586,414
Less: Loss from Discontinued Operations, net of tax	(30,689)	—	(31,654)	—
Income from Continuing Operations	184,147	154,668	628,541	586,414
Adjustments:
Depreciation and amortization expense	31,949	36,569	141,025	121,670
Interest expense, net	156,603	139,767	602,589	483,850
Income tax provision	63,316	54,426	208,889	181,702
EBITDA	436,015	385,430	1,581,044	1,373,636
Adjustments:
Acquisition-related expenses and adjustments (1)	387	23,003	31,191	57,699
Non-cash stock compensation expense (2)	12,817	14,487	45,524	48,306
Refinancing costs (3)	3,871	140	39,807	15,794
Other, net (4)	7,015	241	12,997	(239)
Gross Adjustments to EBITDA	24,090	37,871	129,519	121,560
EBITDA As Defined	$460,105	$423,301	$1,710,563	$1,495,196
EBITDA As Defined, Margin (5)	49.8%	48.4%	48.8%	47.1%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) For the thirteen week period ended September 30, 2017, represents debt issuance costs expensed in conjunction with the additional term loan (tranche G). For the fiscal year ended September 30, 2017, represents debt issuance costs expensed in conjunction with the additional term loan tranche (tranche G), the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(4) Primarily represents gain or loss on sale of fixed assets, foreign currency transaction gain or loss, foreign currency transaction gain or loss on intercompany loans and employer withholding taxes on dividend equivalent payments. In the periods prior to fiscal 2017, foreign currency transaction gain or loss is not included in the adjustments to EBITDA, as the foreign currency transaction gain or loss was not significant during those periods.

(5) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 3
SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Reported Earnings Per Share
Net income from continuing operations	$184,147	$154,668	$628,541	$586,414
Less: dividends on participating securities	(63,286)	—	(159,257)	(3,000)
	$120,861	$154,668	$469,284	$583,414
Net loss from discontinued operations	(30,689)	—	(31,654)	—
Net income applicable to common stock - basic and diluted	$90,172	$154,668	$437,630	$583,414
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	51,913	53,289	52,517	53,326
Vested options deemed participating securities	2,883	2,543	3,013	2,831
Total shares for basic and diluted earnings per share	54,796	55,832	55,530	56,157
Net earnings per share from continuing operations--basic and diluted	$2.21	$2.77	$8.45	$10.39
Net loss per share from discontinued operations--basic and diluted	(0.56)	—	(0.57)	—
Basic and diluted earnings per share	$1.65	$2.77	$7.88	$10.39
Adjusted Earnings Per Share
Net income from continuing operations	$184,147	$154,668	$628,541	$586,414
Gross adjustments to EBITDA	24,090	37,871	129,519	121,560
Purchase accounting backlog amortization	1,602	8,082	22,764	19,467
Tax adjustment	(19,177)	(16,987)	(93,369)	(82,131)
Adjusted net income	$190,662	$183,634	$687,455	$645,310
Adjusted diluted earnings per share under the two-class method	$3.48	$3.29	$12.38	$11.49
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$2.21	$2.77	$8.45	$10.39
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	1.15	—	2.87	0.05
Non-cash stock compensation expense	0.16	0.19	0.57	0.61
Acquisition-related expenses	0.03	0.40	0.67	0.97
Refinancing costs	0.05	—	0.50	0.20
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.21)	(0.07)	(0.84)	(0.73)
Other, net	0.09	—	0.16	—
Adjusted earnings per share	$3.48	$3.29	$12.38	$11.49

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016
(Amounts in thousands)
(Unaudited)
	Fiscal Years Ended
	September 30, 2017	September 30, 2016
Net cash provided by operating activities	$788,733	$683,298
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	83,753	110,905
Interest expense - net (1)	581,483	467,639
Income tax provision - current	215,385	175,894
Non-cash stock compensation expense (2)	(45,524)	(48,306)
Refinancing costs (4)	(39,807)	(15,794)
EBITDA	1,584,023	1,373,636
Adjustments:
Acquisition-related expenses (3)	31,191	57,699
Non-cash stock compensation expense (2)	45,524	48,306
Refinancing costs (4)	39,807	15,794
Other, net (5)	12,997	(239)
EBITDA from discontinued operations	(2,979)	—
EBITDA As Defined	$1,710,563	$1,495,196

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) For the fiscal year ended September 30, 2017, represents debt issuance costs expensed in conjunction with the additional term loan (tranche G), the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(5) Primarily represents gain or loss on sale of fixed assets, foreign currency transaction gain or loss, foreign currency transaction gain or loss on intercompany loans and employer withholding taxes on dividend equivalent payments. In the periods prior to fiscal 2017, foreign currency transaction gain or loss is not included in the adjustments to EBITDA, as the foreign currency transaction gain or loss was not significant during those periods.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	September 30, 2017	September 30, 2016
Cash and cash equivalents	650,561	1,586,994
Trade accounts receivable - net	636,127	576,339
Inventories - net	730,681	724,011
Current portion of long-term debt, net of debt issuance costs and OID	69,454	52,645
Short-term borrowings-trade receivable securitization facility, net of debt issuance costs	299,587	199,771
Accounts payable	148,761	156,075
Accrued current liabilities	335,888	344,112
Long-term debt, net of debt issuance costs and OID	11,393,620	9,943,191
Total stockholders' deficit	(2,951,204)	(651,490)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT	Table 6
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018
(Amounts in millions, except per share amounts)
(Unaudited)
Year Ended
September 30,
2018 (guidance
mid-point)
Net income	$720
Adjustments:
Depreciation and amortization expense	130
Interest expense - net	650
Income tax provision	267
EBITDA	1,767
Adjustments:
Acquisition-related expenses and adjustments (1) and other, net (1)	15
Non-cash stock compensation expense (1)	48
Refinancing costs (1)	—
Gross Adjustments to EBITDA	63
EBITDA As Defined	$1,830
EBITDA As Defined, Margin (1)	49.7%

Earnings per share	$11.93
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	1.02
Non-cash stock compensation expense	0.60
Acquisition-related expenses and adjustments and other, net	0.19
Refinancing costs	—
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.64)
Adjusted earnings per share	$13.10

Weighted-average shares outstanding	55.6

(1) Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.